FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
This FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT, is made as of September 29, 2022 (this “Amendment”), by and among American Electric Power Company, Inc. (“AEP”), a New York corporation, AEP Transmission Company, LLC (“AEP TransCo”), a Delaware limited liability company (AEP and AEP TransCo are each referred to individually as a “Seller,” and, collectively, as “Sellers”), and Liberty Utilities Co., a Delaware corporation (“Purchaser”). Sellers and Purchaser are each referred to individually in this Amendment as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, the Parties are party to that certain Stock Purchase Agreement, dated as of October 26, 2021, as may be amended, modified or supplemented (the “SPA”).
WHEREAS, the Parties desire to amend the SPA to provide for a reduced Base Purchase Price to reflect a resolution of various matters in connection with the transactions contemplated by the SPA.
WHEREAS, the Parties have filed an application with the KPSC and WVPSC, respectively, seeking approval of the Mitchell Plant Ownership Agreement and Mitchell Plant O&M Agreement in the forms attached to the SPA as Exhibit B and Exhibit C, respectively.
WHEREAS, on May 3, 2022 and July 1, 2022, the KPSC and WVPSC, respectively, issued orders (the “KPSC Order” and the “WVPSC Order”, respectively) that required changes to the proposed forms of the Mitchell Plant Ownership Agreement and Mitchell Plant O&M Agreement submitted to them, which changes diverged in material respects, such that the Mitchell Plant Ownership Agreement and Mitchell Plant O&M Agreement cannot be executed on or prior to the Closing Date in a form that complies with both of the KPSC Order and the WVPSC Order, and, accordingly, the condition to the Parties’ obligations to effect the transactions contemplated by the SPA set forth in Section 7.1(d) of the SPA has not been satisfied.
WHEREAS, in light of the KPSC Order and the WVPSC Order, the Parties desire, among other things, to (a) keep the Existing Mitchell Plant Operating Agreement in effect at the Closing, (b) cause the Operating Committee to approve resolutions as described herein to clarify the implementation of certain provisions of the Existing Mitchell Plant Operating Agreement and (c) make certain agreements with respect to the negotiation of a replacement agreement for the Existing Mitchell Plant Operating Agreement and with respect to the evaluation of potential assignment of the Existing Mitchell Plant Operating Agreement.
WHEREAS, the Parties desire to modify and, subject to the satisfaction of certain conditions as set forth herein, waive certain of the conditions set forth in Article VII of the SPA, and the Parties desire to make certain additional agreements with respect to the timing of the Closing.
WHEREAS, the Parties desire to amend the SPA to provide for the transfer to and retention following the Closing by an Affiliate of AEP of the Retained Disabled Employees (as defined below) and to allow for Continuing Employees on Sick Leave (as defined below) to remain eligible to receive income replacement benefits under the American Electric Power System Long-term Disability Plan (the “AEP LTD Plan”).

WHEREAS, Purchaser desires to consent to the purchase by Kentucky Power of vehicles and personal property covered by Master Leases in an amount in excess of $10,000,000.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Sellers and Purchaser hereby agree as follows:
1.Definitions. Unless the context shall otherwise require or the express terms of this Amendment shall otherwise provide, capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the SPA. As used herein, the following terms have the following meanings:
a.“ELG Upgrades” means any improvements or upgrades to Mitchell to enable Wheeling to comply with the Steam Electric Reconsideration Rule, 85 Fed. Reg. 64,650 (Oct. 13, 2020), and any regulations thereunder promulgated by the USEPA or the State of West Virginia.
b.“Operating Committee” shall have the meaning ascribed thereto in the Existing Mitchell Plant Operating Agreement.
c.“Qualified Replacement Operator” shall mean a Person that:
i.has operated for a period of at least three (3) years, and continues to operate, coal and/or natural gas power generation facilities with an aggregate electricity output of at least one thousand (1,000) megawatts and at least one of those facilities is a coal power generation facility with an aggregate electricity output of at least three hundred (300) megawatts (or has engaged a third party to operate Mitchell who satisfies such operation standards); and
ii.either has (a) a credit rating of “BBB-” or higher by S&P Global Ratings and “Baa3” or higher by Moody’s Investor Service or (b) a tangible net worth of at least $500,000,000 (or has a direct or indirect parent who satisfies such financial standards).
d.“Transaction Commitments” means any terms, conditions, liabilities, obligations, or commitments contained in the approval order issued in KPSC Case No. 2021-00481, including any other orders arising from, relating to or further implementing such approval order and any modifications or supplements thereto.
2.Amendment to the Base Purchase Price.
a.The definition of Base Purchase Price is hereby deleted in its entirety and replaced with the following:

“Base Purchase Price” shall mean $2,646,000,000.

b.The Parties hereby acknowledge and agree that the foregoing amendment to the Base Purchase Price, which has been agreed in respect of the various matters addressed by this Amendment, includes the sole contribution of Sellers and its Affiliates in respect of the Transaction Commitments. Purchaser shall be responsible for the fulfilment of, and shall be solely responsible for any costs of, any and all Transaction Commitments following the Closing. Following the

Closing, each of the Sellers shall, and shall cause its Affiliates to, to the extent requested by Purchaser, reasonably cooperate with Purchaser to provide information, consultation and assistance with analyses in connection with Purchaser’s fulfilment of any and all Transaction Commitments. Purchaser shall indemnify, hold harmless and reimburse the Seller Indemnified Parties (other than the Acquired Companies) for any liabilities and damages, including costs, expenses and penalties, to the extent related to or arising out of any failure of any Acquired Company, Purchaser or its Affiliates or the Sellers to comply with or satisfy the Transaction Commitments, other than as a result of any failure in any material respect of any of the Sellers or their respective Affiliates to reasonably cooperate with Purchaser in accordance with the immediately preceding sentence. Notwithstanding anything to the contrary contained in the SPA, (i) the Transaction Commitments and the financial impact thereof on the Acquired Companies shall not be reflected as reductions (directly or indirectly) to the Purchase Price, even if paid or accrued by the Acquired Companies on or prior to the Closing, whether through reductions to the Closing Cash or Net Working Capital or increases to Closing Indebtedness, or otherwise and (ii) any implementation of the Transaction Commitments that becomes effective prior to the Closing shall be subject to Purchaser’s input and consent (not to be unreasonably withheld, conditioned or delayed).

c.In consideration of the mutual promises stated herein, Purchaser for itself and all of its Affiliates fully, completely, and without reservation, except for (i) any claims associated with this Amendment or enforcement thereof, (ii) any claims associated with any other Contract (other than the SPA) to which a Seller Indemnified Party is a party or (iii) Fraud by a Seller Indemnified Party, IRREVOCABLY, UNCONDITIONALLY, KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS AND FOREVER DISCHARGES each of the Seller Indemnified Parties from any and all claims Purchaser or its Affiliates (including the Acquired Companies after the Closing) have or may have in the past, now, or in the future against any Seller Indemnified Party related to or arising out of any obligation to comply with the Transaction Commitments, including all claims, causes of action, demands, actions, suits, liabilities of any nature, obligations of any kind, and damages whenever incurred, including interest, costs, expenses, penalties and attorneys’ fees, known and unknown, suspected and unsuspected, past and present or that may arise in the future, foreseen and unforeseen, at common law, statutory, administrative, under the SPA or otherwise, in law or equity, which Purchaser or its Affiliates ever had, now has, or hereafter can or may have or which could have been or may be asserted in the future on their behalf by another person or entity, resulting from or relating to acts or omissions of any kind by any Seller Indemnified Party arising out of or related to any Transaction Commitments.

3.Agreements with Respect to Mitchell.
a.As promptly as reasonably practicable following the Closing, the Parties agree to negotiate, or will cause their respective Affiliates to negotiate, in good faith a replacement of the Existing Mitchell Plant Operating Agreement (the “Replacement Mitchell Plant Agreement”) generally consistent to the greatest extent practicable with the provisions contained in the forms of Mitchell Plant Ownership Agreement and Mitchell Plant O&M Agreement attached to the SPA, giving due regard to the Orders of the KPSC and WVPSC related to the Mitchell Plant Ownership Agreement and Mitchell Plant O&M Agreement and the resolutions of the Operating Committee (as defined in the Existing Mitchell Plant Operating Agreement) that have implemented certain of such substantive provisions. The Replacement Mitchell Plant Agreement will include, among other things, the right of Wheeling (or another Affiliate of Sellers) to acquire the Mitchell Interest on or after December 31, 2028, in a manner reasonably acceptable to both Kentucky Power and Wheeling in the event Wheeling continues operations at Mitchell after December 31, 2028.

b.Without limiting the foregoing or clause (d) below, the Parties will use good faith efforts to agree upon the terms of the Replacement Mitchell Plant Agreement, obtain any requisite approvals related thereto and cause their respective applicable Affiliates to enter into the Replacement Mitchell Plant Agreement by no later than June 30, 2024, as such date may be adjusted for changes in the anticipated bid date with respect to the Mitchell capacity for the 2028/2029 PJM Reliability Pricing Model (RPM) Base Residual Auction (BRA) (the “PJM Auction Bid Date”) or the timing of a potential KP Mitchell Sale (as defined below).

c.Following the Closing, Sellers will cause Wheeling to consent to any direct or indirect sale, assignment or other transfer of all of the Mitchell Interest, including any assignment of the Existing Mitchell Plant Operating Agreement, by Kentucky Power to any third party that assumes Kentucky Power’s obligations under the Existing Mitchell Plant Operating Agreement (in the case of a direct transfer) and satisfies clause (ii) of the definition of Qualified Replacement Operator (such sale, assignment or other transfer, a “KP Mitchell Sale” and such third party, a “Mitchell Interest Acquirer”). In connection with any actual or potential KP Mitchell Sale, if requested by Purchaser, Sellers will use reasonable best efforts to cause Wheeling, and Purchaser will use reasonable best efforts to cause the relevant Mitchell Interest Acquirer, to negotiate and enter into definitive documentation relating to a commercially reasonable arrangement (including in advance of the PJM Auction Bid Date) whereby (i) the Mitchell Interest Acquirer will be permitted to utilize its pro rata share of the energy and capacity of Mitchell following December 31, 2028, in accordance with the terms of the Existing Mitchell Plant Operating Agreement, and in exchange therefor (ii) the Mitchell Interest Acquirer (or a designee thereof) will reimburse Wheeling for its investment in ELG Upgrades and other assets (including capital expenditures with a useful life that extends beyond December 31, 2028) in which Wheeling’s investment exceeded its otherwise applicable ownership interest in Mitchell (i.e., 50% as of the Closing). In the event that Sellers directly or indirectly (whether through Wheeling or otherwise) sell, assign or otherwise transfer their equity interest in Mitchell to another Person, Sellers shall cause such Person to assume the obligations of Sellers pursuant this Section 3 of this Amendment in connection with such sale, assignment or other transfer. Following the Closing, Purchaser will cause Kentucky Power to consent to assignment of the Existing Mitchell Plant Operating Agreement by Wheeling to an Affiliate of Wheeling in connection with a direct or indirect sale, assignment or other transfer by Wheeling of its equity interest in Mitchell to an Affiliate of Wheeling that assumes Wheeling’s obligations under the Existing Mitchell Plant Operating Agreement (in the case of a direct transfer) and is a Qualified Replacement Operator.

d.The Parties will, and will cause their respective Affiliates to, consult and cooperate with each other Party and use reasonable best efforts to prepare and file any necessary applications, notices, petitions and filings, and obtain any consents, approval and authorizations of Governmental Entities, including to the extent required by Law or which a Party may otherwise reasonably and in good faith elect to file or obtain, to implement the matters contemplated by this Amendment, including any KP Mitchell Sale and the Replacement Mitchell Plant Agreement. In furtherance of the foregoing, each Party shall, and shall cause its Affiliates to, consult and cooperate with the other Parties as to the appropriate time of all such filings and notifications, furnish to the other Parties such necessary information and reasonable assistance in connection with the preparation of such filings, and respond promptly to any requests for additional information with the preparation of such filings, and respond promptly to any requests for additional information made in connection therewith by any Governmental Entity.

e.As promptly as reasonably practicable following the date hereof, but in any event no later than October 3, 2022, Purchaser and Sellers will execute and jointly file a letter in FERC Docket No. EC22-26-000 in the form attached as Annex A to this Amendment, with any such modifications as Purchaser and Sellers may mutually agree. In accordance with ordering paragraph 8 of the KPSC’s May 5, 2022 Order (Case No. 2021-00481), upon issuance of the Section 203 Approval (as defined below), Sellers and Purchaser will jointly inform the KPSC of the issuance of the Section 203 Approval and the date on which the transactions contemplated by the SPA are anticipated to be consummated.

f.At or prior to the Closing, Sellers shall cause the Operating Committee to enact resolutions, effective upon the Closing, in substantially the form attached as Annex B to this Amendment, with such modifications as Purchaser and Sellers may mutually agree (the “Closing Operating Committee Resolutions”). Prior to the Closing, without the written consent of Purchaser, Sellers shall not, and shall cause any of their respective Affiliates and any designee to the Operating

Committee of any of the foregoing not to, revoke, revise, supersede or otherwise modify, or permit the revocation, revision, supersedence or other modification of, the Closing Operating Committee Resolutions or that certain Written Consent Action of the Mitchell Operating Committee, dated as of September 1, 2022 (the “September 1 Operating Committee Written Consent”). Sellers hereby represent and warrant that the September 1 Operating Committee Written Consent has been duly adopted, and is valid and in full force and effect, and has not been revoked, revised, superseded or otherwise modified.

g.Section 1.3(b)(i) of the SPA is hereby amended to add the following subsection (I):

“(I) (x) duly adopted resolutions of the Operating Committee, effective upon or prior to the Closing, in the form attached as Annex B to that certain First Amendment to this Agreement, dated as of September 29, 2022, with such modifications as Purchaser and Sellers may mutually agree, and (y) duly adopted Written Consent Action of the Mitchell Operating Committee, dated as of September 1, 2022, which resolutions and written consent shall be valid and in full force and effect and shall not have been revoked, revised, superseded or otherwise modified, in each case, as of the Closing.”
4.Modification of Conditions; Limited Waiver; Timing of Closing
a.Notwithstanding the requirements of Section 7.1(b) of the SPA, the condition set forth in Section 7.1(b) of the SPA with respect to the Required Regulatory Approval consisting of the approval of FERC under Section 203 of the FPA (the “Section 203 Approval”) shall be deemed fulfilled only if the Section 203 Approval has been duly obtained and is a Final Order that is not subject to rehearing request or appeal (including by judicial review) as a result of any Action by the KPSC; provided, that the Section 203 Approval shall only be deemed to not be subject to rehearing request or appeal (including by judicial review) as a result of Action by the KPSC at 11:59 p.m. Eastern Time on the 30th day following the date on which the Section 203 Approval became a Final Order if KPSC has not filed or otherwise commenced any Action with respect to an appeal or rehearing of the Section 203 Approval with FERC by such 30th day; provided, further, that if the KPSC files or otherwise commences an Action with respect to an appeal or rehearing of the Section 203 Approval with FERC prior to the Closing, then the condition set forth in Section 7.1(b) of the SPA with respect to the Section 203 Approval shall be deemed fulfilled only upon the later of: (1) the Section 203 Approval being a Final Order no longer subject to rehearing request or appeal (including by judicial review) as a result of Action by the KPSC; (2) 31 days after FERC issues a substantive order on the KPSC’s request for rehearing and such order is reasonably acceptable to Purchaser and Sellers; and (3)

completion of any judicial review of an Action by the KPSC, timely filed in accordance with Section 313 of the Federal Power Act.

b.In accordance with Section 10.2 of the SPA, subject to Section 4(d) of this Amendment and further subject to and effective upon the fulfillment of the condition set forth in Section 7.1(b) of the SPA, as amended by Section 4(a) of this Amendment, the Parties hereby waive the following conditions and obligations:

i.The obligation of Sellers set forth in Section 1.3(b)(i)(E) of the SPA to deliver or cause to be delivered, at or prior to the Closing, each of the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement;
ii.The condition set forth in Section 7.1(d) (Mitchell Plant Approvals) of the SPA, to the extent remaining unfulfilled; and
iii.All obligations of each of the Parties under the SPA (whether to be performed prior to, on or after the date of this Amendment) to pursue or obtain (or otherwise cooperate in pursuing or obtaining) the Mitchell Plant Approvals or to execute and deliver the Mitchell Plant Ownership Agreement and the Mitchell Plant O&M Agreement at or prior to the Closing.
c.The Parties hereby agree that, subject to and effective upon the fulfillment of the condition set forth in Section 7.1(b) of the SPA in accordance with Sections 4(a) and 4(d) of this Amendment in the case of clauses (ii) and (iii) of this Section 4(c), notwithstanding anything to the contrary contained in the SPA, (i) the Transaction Commitments, (ii) the failure to execute and deliver the Mitchell Plant Ownership Agreement or the Mitchell Plant O&M Agreement and (iii) any failure to obtain the Mitchell Plant Approvals or any failure of the Mitchell Plant Approvals to contain the terms or conditions contemplated by the SPA, in each case, shall not be taken into account for purposes of any determination under the SPA as to whether a Burdensome Condition shall have occurred.

d.Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4, in the event that on or after the date of this Amendment and prior to the time Section 7.1(b) of the SPA is fulfilled with respect to the Section 203 Approval in accordance with Section 4(a) of this Amendment, the KPSC commences any Action seeking to challenge, enjoin, prevent or materially alter or amend the consummation of the transactions contemplated by the SPA (including as amended by this Amendment) or seeking an Order requiring additional material Transaction Commitments (other than those contained in the KPSC Order) that would be adverse to Purchaser or any of its Affiliates, the waivers of the Purchaser set forth in Section 4(b), Section 4(c)(ii) and Section 4(c)(iii) shall not be effective or valid unless and until such Action is resolved to the reasonable satisfaction of Purchaser (as evidenced by the Purchaser in writing). For the avoidance of doubt, in no event shall the Termination Fee be payable or Purchaser otherwise be deemed to be in breach or violation of the SPA as a result of the failure of the Closing to occur arising out of any such Action of the KPSC or any of the conditions to Closing not being satisfied as a result thereof.

e.The first sentence of Section 1.3(a) of the SPA is hereby deleted in its entirety and replaced with the following:

“(a)    The Closing shall take place (i) at the offices of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), 101 Park Avenue, New York, NY 10178 at 10:00 a.m., Eastern time, on the third Business Day after the date on which all of the conditions set forth in Article VII are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction of such conditions at the Closing) or (ii) at such other place, time or date as may be mutually agreed upon in writing by Sellers and Purchaser (including virtually via the electronic exchange of signature pages); provided, that the Closing shall not occur prior to 12:01 a.m. Eastern Time on January 4, 2023, unless mutually agreed upon in writing by Sellers and Purchaser.”
5.Agreements with Respect to Disabled Direct Non-Covered Employees.
a.Notwithstanding the requirements of Section 5.2 of the SPA to the contrary, prior to Closing, Sellers shall identify to Purchaser in writing on a list (the “Disabled Direct Employee List”) and shall cause each Acquired Company to transfer, effective prior to the Closing, each Non-Covered Employee who has not been actively at work for at least 1,040 hours of regularly scheduled work due to disability as defined in the AEP LTD Plan (each a “Disabled Direct Non-Covered Employee”) to an Affiliate of AEP that is not an Acquired Company.

b.Notwithstanding the requirements of paragraph (a) of Section 5.3 of the SPA to the contrary, prior to Closing, Sellers shall identify to Purchaser in writing on the Disabled Direct Employee List and shall cause each Acquired Company to transfer, effective prior to the Closing, each Covered Employee who has not been actively at work for at least 1,040 hours of regularly scheduled work due to disability as defined in the AEP LTD Plan (each a “Disabled Direct Covered Employee”) to an Affiliate of AEP that is not an Acquired Company, subject to the condition precedent that the labor union representing such Disabled Direct Covered Employee has acknowledged in writing its agreement to the terms and conditions described herein that are applicable to such Disabled Direct Covered Employees (the “Labor Union Acknowledgement”). Sellers agree to use commercially reasonable efforts to obtain Labor Union Acknowledgement prior to the Closing.

c.The Disabled Direct Non-Covered Employees and the Disabled Direct Covered Employees who are transferred to an Affiliate of AEP that is not an Acquired Company shall be referred to as “Retained Disabled Employees” and shall not constitute Continuing Non-Covered Employees or Continuing Covered Employees for purposes of the SPA.

d.Purchaser shall, or shall cause an Affiliate of Purchaser to, make a Qualifying Offer of employment to each Retained Disabled Employee as of the date, if any, such Retained Disabled Employee has been cleared to return to active employment, provided that such clearance occurs within 12 months following the Closing Date (or such longer period, if any, as may be required by applicable Law). A “Qualifying Offer” shall mean an offer of employment in a position comparable to that which such Retained Disabled Employee held immediately prior to the commencement of his or her absence from active employment.

e.Any Retained Disabled Employee who accepts a Qualifying Offer shall become an employee of Purchaser (or the applicable Affiliate of Purchaser) effective immediately upon acceptance.

f.Sellers shall retain and be solely responsible for all Liabilities arising from or relating to Sellers’ or any of its Affiliates’ identification and listing of Disabled Direct Non-Covered Employees and Disabled Direct Covered Employees included on the Disabled Direct Employee List (or the omission of any person from the Disabled Direct Employee List).

g.Each Non-Covered Employee and Covered Employee who is absent from work and receiving sick leave benefits due to an illness or injury on the Closing Date (each a “Continuing Employee on Sick Leave”) shall continue employment as a Continuing Non-Covered Employee or Continuing Covered Employee, respectively, following the Closing Date. If there is any such Continuing Employee on Sick Leave, Sellers agree to (i) amend the AEP LTD Plan to make each such Continuing Employee on Sick Leave eligible to apply for income replacement benefits under the AEP LTD Plan that is attributable to a period of disability that commenced prior to the Closing Date, and (ii) otherwise cause the AEP LTD Plan to be administered in accordance with its terms, as amended from time to time, provided that the provisions of the AEP LTD Plan that cause loss of eligibility to participate or for benefits by reason of an end of AEP employment shall not be applicable to such Continuing Employee on Sick Leave.

h.Notwithstanding anything to the contrary contained in the SPA, no liabilities retained by, transferred to or to be borne by AEP, or an Affiliate of AEP that is not an Acquired Company, with respect to benefits provided to Retained Disabled Employees or any Continuing Employee on Sick Leave shall be included in the calculation of Net Working Capital.

i.Nothing in this Section 5, expressed or implied, shall confer upon any Person (including the Disabled Direct Non-Covered Employees, Disabled Direct Covered Employees, Continuing Employees on Sick Leave or any other employees of

Sellers, Purchaser, or any of their respective Affiliates or any of their dependents, beneficiaries or alternate payees) other than the Parties any rights or remedies (including any third-party beneficiary rights, any right to employment or continued employment, or any right to any particular terms of conditions of employment or compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise, and nothing in this Section 5 shall (i) affect the right of each of Sellers, Purchaser or their respective Affiliates to terminate the employment of any Person for any or no reason at any time, (ii) require Sellers or any of their Affiliates to continue any Seller Benefit Plan or other employee benefit plans or arrangements, (iii) prevent Sellers or any of their Affiliates from amending, modifying or terminating any Seller Benefit Plan or other employee benefit plans or arrangements, (iv) be construed as prohibiting or limiting the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (v) be construed as an establishment of, amendment to or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement. In addition, the provisions of this Section 5 are for the sole benefit of the Parties and are not for the benefit of any other Person, including any Disabled Direct Non-Covered Employee, Disabled Direct Covered Employee, Continuing Employee on Sick Leave, any other employee of any Sellers, Purchaser or any of their respective Affiliates (including any beneficiary or dependent thereof), or any other third party.

6.Amendment to Conner Run Indemnity.
a.Section 4.20(e) of the SPA is hereby deleted in its entirety and replaced with the following:

“(e)    Concurrently with, and conditioned upon, the occurrence of a “Specified Event” (as defined in Section 4.20(e) of the Sellers Disclosure Letter), Sellers shall cause AEP Generation Resources Inc. to enter into an indemnity agreement for the benefit of Kentucky Power on the terms described on Section 4.20(e) of the Sellers Disclosure Letter.”

b.Section 4.20(e) of the Sellers Disclosure Letter is hereby deleted in its entirety and replaced with Section 4.20(e) attached as Annex C to this Amendment.

7.Amendment to Forecasted Capital Expenditures Amount. Subject to and effective upon the 15th day following the date on which the Section 203 Approval becomes a Final Order (the “Forecast Amendment Date”), Appendix III of the SPA is hereby amended as follows:
a.Each forecasted capital expenditure line item set forth on Appendix III of the SPA for each month occurring after the month in which the Forecast Amendment Date occurs shall be replaced with the corresponding forecasted capital expenditure line item for such month set forth on Annex D to this Amendment.

b.Each forecasted capital expenditure line item amount set forth on Appendix III of the SPA for the month in which the Forecast Amendment Date occurs shall be replaced with a line item in an amount equal to: (i) the corresponding forecasted capital expenditure line item amount for the month in which the Forecast Amendment Date occurs as set forth on Appendix III of the SPA prorated based on the number of days in such month prior to the Forecast Amendment Date divided by the number of days in such month, plus (ii) the corresponding forecasted capital expenditure line item amount for the month in which the Forecast Amendment Date occurs as set forth on Annex D to this Amendment prorated based on the number of days in such month after and including the Forecast Amendment Date divided by the number of days in such month.

c.Notwithstanding anything to the contrary contained in the SPA, solely with respect to the period beginning on the Forecast Amendment Date and ending as of the Reference Time, the Capital Expenditures Amount shall not include any capital expenditure amounts with respect to such period in excess of the Forecasted Capital Expenditures Amount (after giving effect to the amendments to Appendix III set forth in Sections 7(a) and 7(b) of this Amendment) with respect to such period; provided, however, that the Capital Expenditures Amount with respect to such period shall include any capital expenditure amounts that exceed (solely to the extent of such excess) the Forecasted Capital Expenditures Amount (as in effect prior to the amendments to Appendix III set forth in Sections 7(a) and 7(b) of this Amendment) with respect to such period.

8.Consent to Purchases under Master Leases. Purchaser hereby consents to the Sellers causing Kentucky Power to purchase property, plant and equipment leased under Master Leases described in Section 4.19 of the SPA in an amount in excess of $10,000,000 but no greater than $24,000,000. Notwithstanding anything to the contrary and for the avoidance of doubt, Purchaser further agrees that all such amounts up to an aggregate amount equal to $24,000,000 shall be treated as a “Capital Expenditures Amount” for purposes of the SPA.
9.Reference to and Effect on the SPA. Except as modified by the amendments, waivers and agreements set forth herein, all of the terms, provisions and conditions precedent of the SPA shall remain in full force and effect and are hereby ratified and confirmed.
10.Governing Law. This Amendment (as well as any claim or controversy arising out of or relating to this Amendment or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of New York.
11.Waiver of Jury Trial; Submission to Jurisdiction; Other Incorporation by Reference. The provisions of Sections 10.1 (Amendment), 10.2 (Waivers and Consents), 10.3 (Notices), 10.4 (Assignment), 10.5 (No Third-Party Beneficiaries), 10.8 (Severability), 10.11 (Waiver of Jury Trial), 10.12 (Submission to Jurisdiction), 10.13 (Specific Performance) and 10.19 (Other Interpretive Matters) of the SPA are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

12.Counterparts. This Amendment may be executed in multiple counterparts (each of which shall be deemed an original, but all of which together shall constitute one and the same instrument). Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Charles E. Zebula
	Name:	Charles E. Zebula
	Title:	Executive Vice President –
Portfolio Optimization

AEP TRANSMISSION COMPANY, LLC

By:	/s/ Charles E. Zebula
	Name:	Charles E. Zebula
	Title:	Vice President

LIBERTY UTILITIES CO.

By:	/s/ Jody Allison
	Name:	Jody Allison
	Title:	President

By:	/s/ Todd Wiley
	Name:	Todd Wiley
	Title:	Treasurer and Secretary

[Signature Page to First Amendment to Stock Purchase Agreement]

ANNEX A

FERC 203 Letter

[Attached]

ANNEX B

Operating Committee Resolutions

[Attached]

ANNEX C

Section 4.20(e)
Conner Run Indemnity

On and after the occurrence of a Specified Event, AEP Generation Resources Inc. (“AEPGR”) shall indemnify, defend and hold harmless Kentucky Power from and against any and all Losses to the extent arising out of or resulting from any Environmental Claims, whether arising prior to, on or after the Specified Event, relating to or arising from Conner Run, excluding any Losses for the funding of costs by Kentucky Power under Section VI of the Joint Use Operating Agreement to the extent that AEPGR is separately funding 50% of the total costs giving rise to such funding by Kentucky Power on a pari passu basis with Kentucky Power.

If a Specified Event does not occur for any reason, including as a result of the permanent cessation of operations of the Mitchell Plant on or prior to December 31, 2028, AEPGR shall not be obligated to enter into the indemnity agreement described herein.

The indemnity agreement shall also contain customary and reasonable terms, including indemnification procedures and provisions regarding the standards and control with respect to remediation, consistent in all material respects with this schedule.
For purposes hereof:

“Conner Run” means the real property and operation known as the Conner Run Fly Ash Impoundment and Dam, located in Marshall County, West Virginia, as more specifically described in the maps, boundary surveys and deeds included in Attachment A to the Joint Use Operating Agreement.

“Joint Use Operating Agreement” means that certain Conner Run Impoundment Transition and Joint Use Operating Agreement, dated July 2, 2015, between Kentucky Power and Consolidation Coal Company, as in effect on October 26, 2021.

“Specified Event” means the first to occur of any of the following:

(a)    the closing of any sale, assignment, transfer or conveyance of the Mitchell Interest to Wheeling on or prior to December 31, 2028; or

(b)    January 1, 2029, only if at such time (i) the Mitchell Plant or any unit thereof has not permanently ceased operations and (ii) Kentucky Power (A) no longer owns an ownership interest in the Mitchell Plant or any unit thereof or (B) has executed a binding instrument to irrevocably relinquish to Wheeling any generation entitlement and dispatch rights with respect to the Mitchell Plant or any unit thereof on and after January 1, 2029.

ANNEX D

Forecasted Capital Expenditures Amount

[Attached]